Exhibit 99.1

Independent Auditors’ Report

To the Stockholders and Board of Directors

KAR Auction Services, Inc.:

Opinion

We have audited the combined financial statements of ADESA US AUCTION (the Company), which comprise the combined balance sheet as of December 31, 2021, and the related combined statements of income, changes in net parent investment, and cash flows for the year then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Indianapolis, Indiana

April 18, 2022

ADESA US AUCTION

Combined Statement of Income

(In millions)

Year Ended December 31, 2021
Operating revenues
Auction fees	$478.6
Service revenue	246.1
Purchased vehicle sales	156.6

Total operating revenues	881.3

Operating expenses
Cost of services (exclusive of depreciation and amortization)	587.7
Selling, general and administrative	191.3
Depreciation and amortization	73.8
Other income, net	(10.9)

Total operating expenses	841.9

Operating profit	39.4
Interest expense	1.0

Income before income taxes	38.4
Income taxes	8.8

Net income	$29.6

See accompanying notes to combined financial statements

ADESA US AUCTION

Combined Balance Sheet

(In millions)

December 31, 2021
Assets
Current assets
Cash	$12.4
Trade receivables, net of allowances of $4.7	179.3
Inventory	15.7
Other current assets	5.8

Total current assets	213.2

Other assets
Goodwill	774.5
Customer relationships, net of accumulated amortization of $307.2	84.2
Other intangible assets, net of accumulated amortization of $99.7	32.6
Operating lease right-of-use assets	231.0
Property and equipment, net of accumulated depreciation of $402.6	446.0
Other assets	2.6

Total other assets	1,570.9

Total assets	$1,784.1

Liabilities and Net Parent Investment
Current liabilities
Accounts payable	$286.3
Accrued employee benefits and compensation expenses	27.2
Other accrued expenses	35.3
Current portion of operating lease liabilities	27.5

Total current liabilities	376.3

Non-current liabilities
Deferred income tax liabilities	85.2
Operating lease liabilities	229.0
Other liabilities	2.3

Total non-current liabilities	316.5

Commitments and contingencies (Note 10)

Net parent investment	1,091.3

Total liabilities and net parent investment	$1,784.1

See accompanying notes to combined financial statements

ADESA US AUCTION

Combined Statement of Changes in Net Parent Investment

(In millions)

Net Parent Investment
Balance at December 31, 2020	$1,184.6

Net income	29.6
Stock-based compensation expense	2.4
Net transfer to parent and affiliates	(125.3)

Balance at December 31, 2021	$1,091.3

See accompanying notes to combined financial statements

ADESA US AUCTION

Combined Statement of Cash Flows

(In millions)

December 31, 2021
Operating activities
Net income	$29.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73.8
Provision for credit losses	1.6
Deferred income taxes	3.2
Stock-based compensation	2.4
(Gain) loss on disposal of fixed assets	(3.7)
Other non-cash, net	(0.2)
Changes in operating assets and liabilities:
Trade receivables and other assets	(5.4)
Accounts payable and accrued expenses	34.9

Net cash provided by operating activities	136.2

Investing activities
Purchases of property, equipment and computer software	(44.2)
Proceeds from the sale of property and equipment	12.1

Net cash used by investing activities	(32.1)

Financing activities
Net increase in book overdrafts	10.6
Payments on finance leases	(5.0)
Net transfer to parent and affiliates	(125.3)

Net cash used by financing activities	(119.7)

Net decrease in cash and cash equivalents	(15.6)

Cash and cash equivalents at beginning of period	28.0

Cash and cash equivalents at end of period	$12.4

See accompanying notes to combined financial statements

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Note 1—Basis of Presentation

The accompanying combined financial statements of ADESA US AUCTION (“ADESA” or the “Company”) have been prepared on a stand-alone basis and are derived from the Parent’s consolidated financial statements and underlying accounting records. ADESA US AUCTION, LLC is a legal entity which was formed in the state of Delaware in the first quarter of 2022 for the purpose of holding all of the assets and liabilities of the ADESA U.S. physical auctions. As further described in Note 12, in February 2022, KAR Auction Services, Inc. (“KAR” or the “Parent”) entered into a definitive agreement with Carvana Group, LLC (“Carvana”) and Carvana Co., pursuant to which Carvana will acquire the ADESA U.S. physical auction business from KAR (the “Transaction”).

ADESA is owned by KAR Auction Services, Inc. (“KAR” or the “Parent”), and the Company is a leading provider of wholesale vehicle auctions and related vehicle remarketing services for the automotive industry. ADESA serves its customer base through auction marketplaces supported by more than 50 vehicle logistics center locations across the United States. Remarketing services include a variety of activities designed to facilitate the transfer of used vehicles between sellers and buyers throughout the vehicle life cycle. ADESA facilitates the exchange of these vehicles through an auction marketplace, which aligns sellers and buyers. As an agent for customers, the Company generally does not take title to or ownership of vehicles sold at the auctions. Generally fees are earned from the seller and buyer on each successful auction transaction in addition to fees earned for ancillary services.

ADESA has the second largest used vehicle auction network in the United States, based upon the number of used vehicles sold through auctions annually, and also provides services such as inbound and outbound transportation logistics, reconditioning, vehicle inspection and certification, titling and administrative services. ADESA is able to serve the diverse and multi-faceted needs of its customers through the wide range of services offered.

Throughout the period covered by these combined financial statements, ADESA operated as a part of the ADESA Auctions reportable segment within KAR. The accompanying combined financial statements have been prepared from KAR’s historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from KAR. Accordingly, KAR and its subsidiaries, net investment in these operations (“Net Parent Investment”) is shown in lieu of stockholder’s equity in the combined financial statements. The combined financial statements include the historical operations, assets, and liabilities of the legal entities that are considered to comprise ADESA. All of the allocations and estimates in these combined financial statements are based on assumptions that management of KAR and ADESA believe are reasonable. The historical results of operations, financial position and cash flows of ADESA represented in the combined financial statements may not be indicative of what they would have been had ADESA actually been a separate stand-alone entity during such periods, nor are they necessarily indicative of ADESA’s future results of operations, financial position and cash flows.

ADESA is comprised of certain stand-alone legal entities for which discrete financial information is available. The combined statement of income includes all revenues and costs directly attributable to ADESA, including costs for functions and services used by ADESA. Certain shared costs have been directly charged to ADESA based on specific identification or other allocation methods. The results of operations also include allocations of costs for administrative functions and services performed on behalf of ADESA by centralized staff groups within KAR. As more fully described in Note 8 - Income Taxes, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of ADESA by applying Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, to the ADESA operations as if it were a separate taxpayer (e.g., following the separate return methodology). Allocation methodologies were applied to certain shared costs to allocate amounts to ADESA as discussed further in Note 11 - Relationship with Parent and Related Entities.

All charges and allocations of cost for functions and services performed by KAR organizations have been deemed paid by ADESA to KAR, in the period in which the cost was recorded in the combined statement of income. Allocations to ADESA of current income taxes payable are deemed to have been remitted, to KAR in the period the related tax expense was recorded. Allocations of current income taxes receivable are deemed to have been remitted to ADESA, by KAR in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by ADESA on a stand-alone basis under the law of the relevant taxing jurisdiction.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

KAR uses a centralized treasury function for cash management and financing its operations, including the operations of ADESA. This function oversees a cash pooling arrangement which sweeps participating cash accounts into pooled accounts on a daily basis. Pooled cash and non-trade intercompany balances attributable to KAR have been reflected as “Net parent investment” in the equity section of the combined balance sheet. Changes in these balances are reflected as “Net transfer to Parent and affiliates” in the financing activities section of the combined statement of cash flows. Cash reflected on these combined financial statements represents specific cash accounts related to ADESA. See Note 11 - Relationship with Parent and Related Entities, for a further description of related party transactions between KAR and ADESA.

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation

The combined financial statements include the accounts of ADESA. Significant intercompany transactions and balances have been eliminated. All significant intercompany transactions with KAR are deemed to have been paid in the period the cost was incurred.

Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates based in part on assumptions about current, and for some estimates, future economic and market conditions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Although the current estimates contemplate current conditions and expected future changes, as appropriate, it is reasonably possible that future conditions could differ from these estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of goodwill, intangible assets and long-lived assets, additional allowances on accounts receivable and deferred tax assets and changes in litigation and other loss contingencies.

Receivables

Trade receivables include the unremitted purchase price of vehicles purchased by third parties at the auctions, fees to be collected from those buyers and amounts due for services provided by us related to certain consigned vehicles in our possession. The amounts due with respect to the consigned vehicles are generally deducted from the sales proceeds upon the eventual auction or other disposition of the related vehicles.

Due to the nature of our business, substantially all trade receivables are due from vehicle dealers and commercial sellers. We have possession of vehicles or vehicle titles collateralizing a significant portion of the trade receivables.

Trade receivables are reported net of an allowance for doubtful accounts. The allowance for doubtful accounts is based on management’s evaluation of the receivables under current conditions, the aging of the receivables, review of specific collection issues and such other factors which in management’s judgment deserve recognition in estimating losses.

Inventory

Inventory consists of vehicles, supplies and parts. Inventories are accounted for on the specific identification method and are stated at the lower of cost or net realizable value.

Other Current Assets

Other current assets consist of prepaid expenses and other miscellaneous assets.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Goodwill

Historically, the Company applied push-down accounting; as such, the goodwill in these financial statements reflects the historical push-down basis. Goodwill represents the excess of cost over fair value of identifiable net assets of businesses acquired. Goodwill is tested for impairment annually in the second quarter, or more frequently as impairment indicators arise. ASC 350, Intangibles—Goodwill and Other, permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount before applying the goodwill impairment model. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. Under the quantitative assessment for goodwill impairment, the fair value of each reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the fair value of that goodwill, not to exceed the carrying amount of goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis.

Customer Relationships and Other Intangible Assets

Historically, the Company applied push-down accounting; as such, the customer relationships in these financial statements reflect the historical push-down basis. Customer relationships are amortized on a straight-line basis over the life determined at the time of acquisition. Other intangible assets generally consist of computer software and tradenames and are amortized using the straight-line method over their estimated useful lives. Costs incurred related to software developed or obtained for internal use are capitalized during the application development stage of software development and amortized over their estimated useful lives. The amortization periods of finite-lived intangible assets are re-evaluated periodically when facts and circumstances indicate that revised estimates of useful lives may be warranted.

Property and Equipment

Historically, the Company applied push-down accounting; as such, property and equipment in these financial statements reflect the historical push-down basis. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates intended to depreciate the costs of assets over their estimated useful lives. Upon retirement or sale of property and equipment, the cost of the disposed assets and related accumulated depreciation is removed from the accounts and any resulting gain or loss is credited or charged to selling, general and administrative expenses. Expenditures for normal repairs and maintenance are charged to expense as incurred. Additions and expenditures for improving or rebuilding existing assets that extend the useful life are capitalized. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Other Assets

Other assets consist of deposits and other long-term assets.

Long-Lived Assets

Management reviews our property and equipment, customer relationships and other intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The determination includes evaluation of factors such as current market value, future asset utilization, business climate, and future cash flows expected to result from the use of the related assets. If the carrying amount of a long-lived asset exceeds the total amount of the estimated undiscounted future cash flows from that asset, a loss is recognized in the period to the extent that the carrying amount exceeds the fair value of the asset. The impairment analysis is based on our current business strategy, expected growth rates and estimated future economic and regulatory conditions.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in “Operating lease right-of-use assets,” “Current portion of operating lease liabilities” and “Operating lease liabilities” in our combined balance sheet. Finance leases are included in “Property and equipment, net,” “Other accrued expenses” and “Other liabilities” in our combined balance sheet.

Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the lease payments over the lease term. We use the implicit rate when readily determinable. As most of our leases do not provide an implicit interest rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease ROU assets also include any lease payments made and exclude lease incentives and initial direct costs incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term and is generally recognized in “Cost of services” in the combined statement of income.

We have lease agreements with lease and non-lease components, which are generally accounted for separately. For certain equipment leases, we account for the lease and non-lease components as a single lease component.

Accounts Payable

Accounts payable include amounts due to sellers from the proceeds of the sale of their consigned vehicles less any fees, as well as trade payables and outstanding checks to sellers and vendors. Book overdrafts, representing outstanding checks in excess of funds on deposit, are recorded in “Accounts payable” and amounted to $66.8 million at December 31, 2021.

Self-Insurance Reserves

We self-insure our employee medical benefits, as well as a portion of our automobile, general liability and workers’ compensation claims. We have insurance coverage that limits the exposure on individual claims. The cost of the insurance is expensed over the contract periods. We record an accrual for the claims related to our employee medical benefits, automobile, general liability and workers’ compensation claims based upon the expected amount of all such claims. Accrued medical benefits and workers’ compensation expenses are included in “Accrued employee benefits and compensation expenses” while accrued automobile and general liability expenses are included in “Other accrued expenses.”

Environmental Liabilities

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in “Other accrued expenses” at undiscounted amounts and exclude claims for recoveries from insurance or other third parties.

Revenue Recognition

The Company accounts for revenue under ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of the promised goods or services are transferred to customers in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company generates its revenues from contracts with customers. In contracts with multiple performance obligations, the Company identifies each performance obligation and evaluates whether the performance obligations are distinct within the context of the contract at contract inception. Performance obligations that are not distinct at contract inception are combined. The Company allocates the transaction price to each distinct performance obligation

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

proportionately based on the estimated stand-alone selling price for each performance obligation. The Company then determines how the goods or services are transferred to the customer in order to determine the timing of revenue recognition.

There were no material contract assets, contract liabilities or deferred contract costs recorded on the combined balance sheet as of December 31, 2021. For each of our primary revenue streams, cash flows are consistent with the timing of revenue recognition.

The performance obligation contained within the ADESA auction contracts for sellers is facilitating the remarketing of vehicles, including titling, administration and sale at auction. The remarketing performance obligation is satisfied at the point in time the vehicle is sold through the auction process. The ADESA ancillary services contracts include services such as inbound and outbound transportation logistics, reconditioning, vehicle inspection and certification. The performance obligations related to these services are subject to separate contracts and are satisfied at the point in time the services are completed.

Contracts with buyers are generally established via purchase at auction, subject to standard terms and conditions. These contracts contain a single performance obligation, which is satisfied at a point in time when the vehicle is purchased through the auction process.

Most of the vehicles that are sold through auctions are consigned to ADESA by the seller and held at ADESA’s facilities or third-party locations. ADESA does not take title to these consigned vehicles and records only its auction fees as revenue (“Auction fees” in the combined statement of income) because it has no influence on the vehicle auction selling price agreed to by the seller and the buyer at the auction. ADESA does not record the gross selling price of the consigned vehicles sold at auction as revenue. Our buyer fees are typically based on a tiered structure with fees increasing with the sale price of the vehicle, while seller fees are typically fixed. ADESA generally enforces its rights to payment for seller transactions through net settlement provisions following the sale of a vehicle. ADESA services such as inbound and outbound transportation logistics, reconditioning, vehicle inspection and certification are generally recognized at the time of service (“Service revenue” in the combined statement of income). ADESA also sells vehicles that have been purchased, which represent approximately 1% of total vehicles sold. For these types of sales, ADESA records the gross selling price of purchased vehicles sold at auction as revenue (“Purchased vehicle sales” in the combined statement of income) and the gross purchase price of the vehicles as “Cost of services.”

Income Taxes

The Company’s operating results have been included in the Parent’s various consolidated U.S. federal and state income tax returns. For purposes of the Company’s combined financial statements, income tax expense and deferred tax balances have been recorded as if the Company filed tax returns on a stand-alone basis separate from the Parent. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the period presented. Income taxes currently payable are deemed to have been remitted to the Parent, in the period the liability arose had the Company been a separate taxpayer.

We account for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. The provision for income taxes includes federal, state and local income taxes payable, as well as deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable amounts in periods in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation under ASC 718, Compensation—Stock Compensation. We recognize all stock-based compensation as expense in the financial statements over the vesting period and that cost is measured as the fair value of the award at the grant date for equity-classified awards. We also recognize the impact of forfeitures as they occur and excess tax benefits and tax deficiencies related to employee stock-based compensation within income tax expense.

Customer Concentration

The auction of each vehicle includes a sell fee paid by the consignor and a buy fee paid by the purchaser of the vehicle. No single consignor customer or buyer customer accounted for more than 10% of combined revenues.

Concentrations of Credit Risk

Financial instruments that potentially subject us to credit risk consist principally of trade receivables. We maintain cash with various major financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and companies and limit the amount of credit exposure with any one institution. Due to the nature of our business, substantially all trade receivables are due from vehicle dealers and commercial sellers. We have possession of vehicles or vehicle titles collateralizing a significant portion of the trade receivables. The risk associated with this concentration is limited due to the large number of accounts and their geographic dispersion.

Financial Instruments

The carrying amounts of trade receivables, other current assets, accounts payable and accrued expenses approximate fair value because of the short-term nature of those instruments.

Net Parent Investment

The Parent’s equity on the combined balance sheet represents KAR’s net investment in ADESA and is presented as “Net parent investment” in lieu of stockholder’s equity. The combined statement of changes in net parent investment includes net cash transfers and other intercompany allocations between KAR and ADESA. KAR performs cash management and other treasury related functions on a centralized basis for nearly all of its legal entities, which includes the ADESA U.S. physical auctions. The Net parent investment account includes assets and liabilities incurred by KAR on behalf of ADESA, such as accrued liabilities related to corporate allocations including administrative expenses for accounting, treasury, information technology, risk management, safety and security, human resources and other services. Other assets and liabilities recorded by KAR, whose related income and expenses have been pushed down to ADESA, are also included in Net parent investment.

All intercompany transactions effected through Net parent investment in the accompanying combined balance sheet were considered net settlements and are reflected in financing activities in the accompanying combined statement of cash flows.

Earnings per share data is not presented in the accompanying combined financial statements because ADESA does not operate as a separate legal entity with its own capital structure.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Note 3—Stock and Stock-Based Compensation Plans

Certain of ADESA’s employees participate in stock-based compensation plans sponsored by KAR. Under KAR’s long-term incentive plans, KAR common stock and restricted stock have been made available for grant, at the discretion of the Compensation Committee of KAR’s Board of Directors, to executive officers and key employees of ADESA in the form of stock options, performance-based restricted stock units (“PRSUs”) and service-based restricted stock units (“RSUs”). ADESA’s stock-based compensation expense includes expense associated with KAR PRSUs, RSUs, service options and market-based options (“market options”). We have determined that the PRSUs, RSUs, service options and market options should be classified as equity awards.

The compensation cost that was charged against income for all stock-based compensation plans was $2.4 million for the year ended December 31, 2021, and the total income tax benefit recognized in the combined statement of income for options, PRSUs and RSUs was approximately $0.4 million for the year ended December 31, 2021. We did not capitalize any stock-based compensation cost in the year ended December 31, 2021.

The following table summarizes our stock-based compensation expense by type of award (in millions):

Year Ended December 31, 2021
PRSUs	$0.5
RSUs	1.4
Service options	0.1
Market options	0.4

Total stock-based compensation expense	$2.4

PRSUs

In the year ended December 31, 2021, we granted a target amount of less than 0.1 million PRSUs to ADESA’s president. The PRSUs generally vest if and to the extent that KAR’s three-year cumulative operating adjusted net income per share attains certain specified goals. The weighted average grant date fair value of the PRSUs was $13.81 per share in 2021, which was determined using the closing price of KAR’s common stock on the dates of grant. Dividend equivalents accrue on the PRSUs, as applicable, and are subject to the same vesting and forfeiture terms as the PRSUs.

The following table summarizes PRSU activity, including dividend equivalents, for the year ended December 31, 2021:

Performance Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
PRSUs at January 1, 2021	101,616	$20.88
Granted	36,059	13.81
Vested	(25,074)	20.57
Forfeited	(953)	24.51

PRSUs at December 31, 2021	111,648	$18.63

The fair value of shares that vested during the year ended December 31, 2021 was $0.4 million. As of December 31, 2021, there was no unrecognized compensation expense related to non-vested PRSUs.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

RSUs

In the year ended December 31, 2021, approximately 0.1 million RSUs were granted to certain management members of ADESA. The RSUs are contingent upon continued employment and generally vest in three equal annual installments. The fair value of RSUs is the value of KAR’s common stock at the date of grant and the weighted average grant date fair value of the RSUs was $13.88 per share in 2021. Dividend equivalents accrue on the RSUs, as applicable, and are subject to the same vesting and forfeiture terms as the RSUs.

The following table summarizes RSU activity, including dividend equivalents, for the year ended December 31, 2021:

Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
RSUs at January 1, 2021	113,790	$22.05
Granted	97,569	13.88
Vested	(49,482)	22.87
Forfeited	(13,571)	17.61

RSUs at December 31, 2021	148,306	$16.81

The fair value of shares that vested during the year ended December 31, 2021 was $0.7 million. As of December 31, 2021, there was approximately $1.3 million of unrecognized compensation expense related to non-vested RSUs which is expected to be recognized over a weighted average term of 1.7 years.

Service Options

For the year ended December 31, 2021, we granted approximately 0.1 million service options with a weighted average exercise price of $16.45 per share to ADESA’s president. The service options have a life of ten years and vest in equal annual installments on each of the first four anniversaries of the grant dates.

Service options have been accounted for as equity awards and, as such, compensation expense was measured based on the fair value of the award at the date of grant and is being recognized ratably over the four year service period. The weighted average fair value of the service options granted was $4.07 per share for the year ended December 31, 2021. The fair values of the service options granted were estimated on the dates of grant using the Black-Scholes option pricing model with an expected life of 6.25 years, a weighted average expected volatility of 36.52%, a weighted average expected dividend yield of 3.7% and a weighted average risk free interest rate of 1.05%.

The expected life of the service options was calculated in accordance with Staff Accounting Bulletin No. 107, which allows for the use of a simplified method. Under the simplified method, the expected life is based on the midpoint of the average time to vest and the full contractual term of the time-vested options. The computation of expected volatility was based on KAR’s historical stock volatility. The expected dividend yield is based upon an anticipated return to KAR’s historical dividends during the life of the time-vested options. The risk free interest rate is based upon observed interest rates appropriate for the term of the options.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

The following table summarizes service option activity for the year ended December 31, 2021:

Service Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value (in millions)
Outstanding at January 1, 2021	13,000	$5.85
Granted	98,234	16.45
Exercised	(13,000)	5.85
Forfeited	—	N/A
Canceled	—	N/A

Outstanding at December 31, 2021	98,234	$16.45	9.3 years	$0.1

Exercisable at December 31, 2021	—	N/A	N/A	N/A

The intrinsic value presented in the table above represents the amount by which the market value of the underlying stock exceeds the exercise price of the options at December 31, 2021. The intrinsic value changes continuously based on the fair value of KAR’s stock. The market value is based on KAR Auction Services’ closing stock price of $15.62 on December 31, 2021. The total intrinsic value of service options exercised during the year ended December 31, 2021 was $0.2 million. There were no vested and exercisable service options at December 31, 2021. As of December 31, 2021, there was approximately $0.3 million of unrecognized compensation expense related to non-vested service options which is expected to be recognized over a weighted average term of 3.4 years.

Market Options

For the year ended December 31, 2021, we granted approximately 0.4 million market options with a weighted average exercise price of $16.45 per share to ADESA’s president. The market options have a life of ten years and have a service component along with an additional market component. The market options become eligible to vest and become exercisable in equal increments, each upon the later to occur of (i) the first four anniversaries of the grant dates, respectively, and (ii) for each respective 25% increment, the attainment of KAR’s closing stock price at or above $5, $10, $15 and $20 over each respective exercise price, for 20 consecutive trading days.

The weighted average fair value of the market options granted for the year ended December 31, 2021 was $4.02 per share. The fair value and requisite service period of the market options was developed with a Monte Carlo simulation using a multivariate Geometric Brownian Motion with a drift equal to the risk free rate.

The following table summarizes market option activity for the year ended December 31, 2021:

Market Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value (in millions)
Outstanding at January 1, 2021	—	N/A
Granted	392,937	$16.45
Exercised	—	N/A
Forfeited	—	N/A
Canceled	—	N/A

Outstanding at December 31, 2021	392,937	$16.45	9.3 years	$0.3

Exercisable at December 31, 2021	—	N/A	N/A	N/A

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

The intrinsic value presented in the table above represents the amount by which the market value of the underlying stock exceeds the exercise price of the options at December 31, 2021. The intrinsic value changes continuously based on the fair value of KAR’s stock. The market value is based on KAR Auction Services’ closing stock price of $15.62 on December 31, 2021. There were no vested and exercisable market options at December 31, 2021. As of December 31, 2021, there was approximately $1.1 million of unrecognized compensation expense related to non-vested market options which is expected to be recognized over a weighted average term of 3.6 years.

KAR Employee Stock Purchase Plan

Employees of ADESA are eligible to participate in the KAR Employee Stock Purchase Plan (“ESPP”). A maximum of 2,500,000 shares of KAR’s common stock have been reserved for issuance under the ESPP, of which 1,227,298 shares remained available for future ESPP purchases as of December 31, 2021. The ESPP provides for one month offering periods with a 15% discount from the fair market value of a share on the date of purchase. A participant’s annual contribution to the ESPP may not exceed $25,000 per year. Unless terminated earlier, the ESPP will terminate on December 31, 2028. In accordance with ASC 718, Compensation—Stock Compensation, the entire 15% purchase discount is recorded as compensation expense.

Note 4—Allowance for Doubtful Accounts

The following is a summary of changes in the allowance for doubtful accounts related to trade receivables (in millions):

Year Ended December 31, 2021
Allowance for Doubtful Accounts
Balance at beginning of period	$5.0
Provision for credit losses	1.6
Less net charge-offs	(1.9)

Balance at end of period	$4.7

Recoveries of trade receivables were netted with charge-offs, as they were not material.

Note 5—Goodwill and Other Intangible Assets

Goodwill represents the excess cost over fair value of identifiable net assets of businesses acquired. There were no changes to the goodwill balance of $774.5 million for the year ended December 31, 2021.

A summary of customer relationships is as follows (in millions):

		December 31, 2021
	Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Customer relationships	5 – 19	$391.4	$(307.2)	$84.2

The decrease in the carrying value of customer relationships in 2021 was related to the amortization of existing customer relationships.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

A summary of other intangibles is as follows (in millions):

		December 31, 2021
	Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Tradenames	4 – 7	$2.5	$(2.1)	$0.4
Computer software & technology	3 – 13	129.8	(97.6)	32.2

Total		$132.3	$(99.7)	$32.6

Other intangibles increased in 2021 as a result of computer software additions, partially offset by the amortization of existing intangibles.

The ADESA U.S. physical auctions utilize the ADESA tradename, which is a free for use asset owned by KAR. The tradename has an indefinite life and neither the asset nor any costs is reflected in these financial statements.

Amortization expense for customer relationships and other intangibles was $38.3 million for the year ended December 31, 2021. Estimated amortization expense on existing intangible assets for the next five years is $31.3 million for 2022, $24.4 million for 2023, $15.9 million for 2024, $10.0 million for 2025 and $8.0 million for 2026.

Note 6—Property and Equipment

Property and equipment consisted of the following (in millions):

	Useful Lives (in years)	December 31, 2021
Land		$147.6
Buildings	5 – 40	203.0
Land improvements	5 – 20	160.2
Building and leasehold improvements	3 – 33	136.5
Furniture, fixtures, equipment and vehicles	1 – 15	192.8
Construction in progress		8.5

		848.6
Accumulated depreciation		(402.6)

Property and equipment, net		$446.0

Depreciation expense for the year ended December 31, 2021 was $35.5 million.

Note 7—Leases

We lease property, software, automobiles, trucks and trailers pursuant to operating lease agreements. We also lease furniture, fixtures and equipment under finance leases. Our leases have varying remaining lease terms with leases expiring through 2038, some of which include options to extend the leases.

The components of lease expense were as follows (in millions):

Year Ended December 31, 2021
Operating lease cost	$42.4
Finance lease cost:
Amortization of right-of-use assets	$5.8
Interest on lease liabilities	0.4

Total finance lease cost	$6.2

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Supplemental cash flow information related to leases was as follows (in millions):

Year Ended December 31, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows related to operating leases	$42.4
Operating cash flows related to finance leases	0.4
Financing cash flows related to finance leases	5.0
Right-of-use assets obtained in exchange for lease obligations
Operating leases	7.3
Finance leases	1.1

Supplemental balance sheet information related to leases was as follows (in millions, except lease term and discount rate):

December 31, 2021
Operating Leases
Operating lease right-of-use assets	$231.0

Current portion of operating lease liabilities	$27.5
Operating lease liabilities	229.0

Total operating lease liabilities	$256.5

Finance Leases
Property and equipment, gross	$50.3
Accumulated depreciation	(42.6)

Property and equipment, net	$7.7

Other accrued expenses	$2.0
Other liabilities	2.1

Total finance lease liabilities	$4.1

Weighted Average Remaining Lease Term
Operating leases	9.0 years
Finance leases	3.3 years
Weighted Average Discount Rate
Operating leases	5.5%
Finance leases	5.0%

Maturities of lease liabilities as of December 31, 2021 were as follows (in millions):

	Operating Leases	Finance Leases
2022	$40.5	$2.1
2023	40.2	1.2
2024	39.7	0.7
2025	36.8	0.3
2026	36.1	0.1
Thereafter	135.0	—

Total lease payments	328.3	4.4
Less imputed interest	(71.8)	(0.3)

Total	$256.5	$4.1

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Note 8—Income Taxes

ADESA has historically been included in the consolidated income tax returns of KAR. ADESA’s income taxes are computed and reported herein under the “separate return method” as if ADESA were a separate taxpayer. Use of the separate return method requires significant judgment and may result in differences when the sum of the amounts presented in stand-alone tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related current and deferred tax assets and liabilities could be significantly different from those presented herein. Taxes as computed under this separate taxpayer approach may not be indicative of the income tax expense or income tax to be paid had ADESA operated as a stand-alone company.

The components of our income before income taxes and the provision for income taxes are as follows (in millions):

Year Ended December 31, 2021
Income before income taxes	$38.4

Income tax expense (benefit):
Current:
Federal	$3.7
State	1.9

Total current provision	5.6

Deferred:
Federal	2.5
State	0.7

Total deferred provision	3.2

Income tax expense	$8.8

The provision for income taxes was different from the U.S. federal statutory rate applied to income before taxes, and is reconciled as follows:

Year Ended December 31, 2021
Statutory rate	21.0%
State and local income taxes, net	3.5%
Stock-based compensation	(0.6)%
Excess officer’s compensation	0.6%
Refund claims	(1.6)%

Effective rate	22.9%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We believe that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets. The valuation allowance as of December 31, 2021 relates to net operating loss carryforwards that are not more likely than not to be utilized prior to their expiration.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

We offset all deferred tax assets and liabilities by jurisdiction, as well as any related valuation allowance, and present them as a non-current deferred income tax asset or liability (as applicable). Deferred tax assets (liabilities) are comprised of the following (in millions):

December 31, 2021
Gross deferred tax assets:
Allowances for trade and finance receivables	$1.2
Accruals and liabilities	1.8
Employee benefits and compensation	7.7
Net operating loss carryforwards	1.7
Right of use lease liability	62.9
Other	1.2

Total deferred tax assets	76.5

Deferred tax asset valuation allowance	(1.7)

Total	74.8

Gross deferred tax liabilities:
Property and equipment	(48.5)
Goodwill and intangible assets	(54.8)
Right of use lease asset	(56.7)

Total	(160.0)

Net deferred tax liabilities	$(85.2)

The tax benefit from state net operating loss carryforwards expires as follows (in millions):

2022	$—
2023	—
2024	—
2025	—
2026	—
2027 to 2041	1.7

$1.7

Tax payments made by KAR, related to ADESA, for the year ended December 31, 2021 were $5.6 million. These payments are reflected in “Net transfer to parent and affiliates” within the financing activities section of the combined statement of cash flows.

We apply the provisions of ASC 740, Income Taxes. ASC 740 clarifies the accounting and reporting for uncertainty in income taxes recognized in an enterprise’s financial statements. These provisions prescribe a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken on income tax returns. We had no unrecognized tax benefits at December 31, 2021.

The provision for income taxes involves management judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Company operates. Future changes in applicable laws, projected levels of taxable income and tax planning could change the effective tax rate and tax balances recorded by us. In addition, U.S. tax authorities periodically review income tax returns filed by our Parent and can raise issues regarding our Parent’s filing positions, timing and amount of income or deductions and the allocation of income among the jurisdictions in which we operate. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business we are subject to examination by taxing authorities in the United States. In general, the examination of our Parent’s material tax returns is completed for the years prior to 2018.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Note 9—Employee Benefit Plans

401(k) Plan

Employees of ADESA are eligible to participate in the KAR 401(k) Plan. KAR maintains a defined contribution 401(k) plan that covers substantially all U.S. employees. Participants are generally allowed to make non-forfeitable contributions up to the annual IRS limits. KAR matches 100 percent of the amounts contributed by each individual participant up to 4 percent of the participant’s compensation. Participants are 100 percent vested in the employer contributions. For the year ended December 31, 2021, KAR contributed $5.1 million related to participating employees of ADESA.

Note 10—Commitments and Contingencies

We are involved in litigation and disputes arising in the ordinary course of business, such as actions related to injuries; property damage; handling, storage or disposal of vehicles; environmental laws and regulations; and other litigation incidental to the business such as employment matters and dealer disputes. Management considers the likelihood of loss or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. We accrue an estimated loss contingency when it is probable that a liability has been incurred and the amount of loss (or range of possible losses) can be reasonably estimated. Management regularly evaluates current information available to determine whether accrual amounts should be adjusted. Accruals for contingencies including litigation and environmental matters are included in “Other accrued expenses” at undiscounted amounts and exclude claims for recoveries from insurance or other third parties. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information becomes available. If the amount of an actual loss is greater than the amount accrued, this could have an adverse impact on our operating results in that period. Legal fees are expensed as incurred.

When appropriate, we accrue for environmental remediation costs anticipated to be incurred at certain of our auction facilities. There were no liabilities for environmental matters included in “Other accrued expenses” at December 31, 2021.

We store a significant number of vehicles owned by various customers that are consigned to us to be auctioned. We are contingently liable for each consigned vehicle until the eventual sale or other disposition, subject to certain natural disaster exceptions. Individual stop loss and aggregate insurance coverage is maintained on the consigned vehicles. These consigned vehicles are not included in the combined balance sheet.

The obligations of KAR under its credit facility ($928.6 million outstanding at December 31, 2021) are guaranteed by ADESA and are secured by substantially all of the assets of ADESA. In addition, KAR’s senior notes ($950.0 million outstanding at December 31, 2021) are also guaranteed by ADESA. In the normal course of business, we also enter into various other guarantees and indemnities in our relationships with suppliers, service providers, customers and others. These guarantees and indemnifications do not materially impact our financial condition or results of operations, but indemnifications associated with our actions generally have no dollar limitations and historically have been inconsequential.

As noted above, we are involved in litigation and disputes arising in the ordinary course of business, such as actions related to injuries; property damage; handling, storage or disposal of vehicles; environmental laws and regulations; and other litigation incidental to the business such as employment matters and dealer disputes. Such litigation is generally not, in the opinion of management, likely to have a material adverse effect on our financial condition, results of operations or cash flows.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Note 11—Relationship with Parent and Related Entities

Transactions between KAR and ADESA are reflected in equity in the combined balance sheet as “Net parent investment” and in the combined statement of cash flows as a financing activity in “Net transfer to parent and affiliates.” The components of the net transfer to parent and affiliates as of December 31, 2021 are as follows (in millions):

December 31, 2021
Corporate allocations	$86.1
Cash pooling activities	(220.2)
Tax expense	8.8

Net transfer to parent and affiliates	$(125.3)

Corporate Costs/Allocations

These combined financial statements include corporate costs incurred by KAR for services that are provided to or on behalf of ADESA. These costs consist of allocated cost pools and specifically identifiable costs. Corporate costs have been directly charged to, or allocated to, ADESA using methods management believes are consistent and reasonable. ADESA identifiable costs are recorded based on dedicated employee assignments. The method for allocating corporate function costs to ADESA is based on various proportionate formulas involving allocation factors. The methods for allocating corporate administration costs to ADESA are generally based on direct usage when identifiable, with the remainder based on headcount and revenue. The allocated corporate costs were associated with management, sales and marketing, legal, human resources, risk management, information technology and certain finance, internal audit and other functions. The expenses reflected in these combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if ADESA historically operated as a separate, stand-alone entity. All corporate charges and allocations have been deemed paid by ADESA to KAR and are reflected in “Net transfer to parent and affiliates” in the period in which the cost was recorded in the combined statement of income.

Cash Management and Financing

KAR uses a centralized treasury function for cash management and financing its operations, including the operations of ADESA. This function oversees a cash pooling arrangement which sweeps participating cash accounts into pooled accounts on a daily basis. Pooled cash and non-trade intercompany balances attributable to KAR have been reflected as “Net parent investment” in the equity section of the combined balance sheet. Changes in these balances are reflected as “Net transfer to Parent and affiliates” in the financing activities section of the combined statement of cash flows. Cash reflected on these combined financial statements represents specific cash accounts related to ADESA.

We have not included any interest charges for intercompany cash transactions, since historically, the Parent has not allocated interest related to intercompany advances to any of its businesses. The Parent has issued debt for general corporate purposes and acquisitions, and as discussed in Note 10 - Commitments and Contingencies, ADESA has guaranteed the debt. As the Parent debt and related interest is not directly attributable to the Company, no such amounts have been allocated to these combined financial statements.

Transactions with Other KAR Businesses

Throughout the period covered by these combined financial statements, ADESA purchased transportation services from one of KAR’s other businesses. The cost of transportation services obtained from related parties was approximately $80 million during 2021. ADESA also charges for services provided to KAR’s other businesses. The revenue associated with these related parties was approximately $1 million during 2021. ADESA also has a receivable of $33.5 million at December 31, 2021 related to auction proceeds due from our customers’ financing provider, who is an affiliate of our Parent. The receivable balance from the financing provider is included in “Trade receivables, net” on the combined balance sheet. During 2021, ADESA also recorded $6.0 million in license income from the Parent for the use of certain software. This income is reflected in “Other income, net” in the combined statement of income.

ADESA US AUCTION

Notes to Combined Financial Statements

December 31, 2021

Note 12—Subsequent Event

On February 24, 2022, KAR entered into a definitive agreement with Carvana and Carvana Co., pursuant to which Carvana will acquire the ADESA U.S. physical auction business from KAR. The total cash consideration payable to KAR is $2.2 billion, subject to adjustment for cash, indebtedness, transaction expenses and net working capital. The Transaction is subject to customary closing conditions and is expected to close in the second quarter of 2022.

These combined financial statements reflect management’s evaluation of subsequent events, through April 18, 2022, the date the ADESA US AUCTION combined financial statements were available to be issued.